Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CINEVERSE CORP.

The undersigned, being the Chief Legal Officer of Cineverse Corp., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.

Pursuant to action at a duly held meeting of the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to further amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as filed with the Delaware Secretary of State on November 14, 2003;

2.

Pursuant to a majority vote of the Corporation’s Shareholders in accordance with Section 242 of the DGCL, the holders of the Corporation’s outstanding capital stock voted in favor of the Amending Resolutions; and

3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions:

1.
Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

“Section 4.1 Authorized Shares.

The total number of shares of capital stock that the Corporation shall have authority to issue is two hundred ninety million (290,000,000) shares as follows: (i) two hundred seventy-five million (275,000,000) shares of common stock, of which two hundred seventy-five million (275,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which twenty (20) shares shall be “Series A Preferred Stock,” one (1) share shall be “Series B Preferred Stock,” and fourteen million nine hundred ninety-nine thousand nine hundred seventy-nine (14,999,979) of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), each 20 shares of Class A Common issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (collectively, the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new Class A Common Stock (collectively, the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this

Certificate of Amendment; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant to this Certificate of Amendment, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth below. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer & Trust Company, or such other entity serving as the transfer agent of the Corporation (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.”

2.
This Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on June 9, 2023.

Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Cineverse Corp. to be signed by Gary S. Loffredo, its Chief Legal Officer, this 7th day of June, 2023, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	Chief Legal Officer